Exhibit 99.1

NR05-35

Nov. 10, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt or Hillarie Bloxom
(713) 507-6466

DYNEGY HOLDINGS INC. COMMENCES TENDER OFFER AT PAR FOR NOTES

HOUSTON (Nov. 10, 2005) – Dynegy Inc. (NYSE: DYN) today announced that its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), has commenced an “Asset Sale Offer” to purchase at par up to $1,750,000,000 aggregate principal amount of DHI’s Second Priority Senior Secured Floating Rate Notes Due 2008, 9.875% Second Priority Senior Secured Notes Due 2010, and 10.125% Second Priority Senior Secured Notes Due 2013 (collectively, the “Notes”), under the terms of the Indenture (the “Indenture”) governing the Notes. DHI expects to pay for Notes validly tendered (and not withdrawn) with net cash proceeds from the recent sale by Dynegy and DHI of their Midstream natural gas business to Targa Resources Inc., and, to the extent necessary or desirable, borrowings under a credit facility to be entered into by DHI. Under the terms of the Indenture, “Excess Proceeds” from the Midstream sale transaction are approximately $2,390,000,000, and to the extent not used for the repurchase of the Notes, may be used by DHI for any purpose not otherwise prohibited under the Indenture.

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NR05-34

DYNEGY HOLDINGS INC. COMMENCES TENDER OFFER AT PAR FOR NOTES

2-2-2-2-2

Holders that validly tender (and do not withdraw) their Notes prior to the expiration of the offer will receive 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, thereon up to and including the date of payment, subject to the terms and conditions of the offer. The offer will expire at 5:00 p.m., New York City Time, on December 12, 2005, unless extended.

Questions regarding the Offer and requests for documents may be directed to Wilmington Trust Company ((302) 636-6470), the depositary for the offer.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Notes or any other security. The tender offer is being made solely by means of the Offer to Purchase Statement and related letter of transmittal which DHI has prepared in connection with the offer.

Dynegy Inc. provides electricity to markets and customers throughout the United States. The company’s fleet of power generation facilities consists of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. Located in 12 states, the portfolio is well-positioned to capitalize on regional differences in power prices and weather-driven demand. DYNC

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